Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

February 14, 2014

Board of Directors
American Xanthan Corporation
1712 Pioneer Ave., Suite 1749
Cheyenne, Wyoming  82001

RE:	American Xanthan Corporation

Gentlemen:

Please be advised that I represent American Xanthan Corporation (the “Company”).  I have reached the following conclusions regarding the sale of 10,000,000 shares of common stock maximum, no minimum, at an offering price of $0.01 per share on a Form S-1 registration statement.

1. The Company is a duly and legally organized and existing Wyoming state corporation, with its registered office located in Cheyenne, Wyoming and its principal place of business located in Cheyenne, Wyoming.  The Articles of Incorporation and corporate registration fees were submitted to the Wyoming Secretary of State’s office and filed with the office on December 17, 2013.  The Company’s existence and form is valid and legal pursuant to Wyoming law.

2.  The Company is a fully and duly incorporated Wyoming corporate entity.  The Company has one class of Common Stock at this time.  Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock.  The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Wyoming, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable.  The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Wyoming, its Constitution and reported judicial decisions interpreting those laws and when such stock is sold and issued it will be duly authorized, fully paid for and non-assessable.

3.  The Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement.  I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

Securities and Exchange Commission
RE:	American Xanthan Corporation
February 14, 2014
Page 2

4.  The Company’s outstanding shares are all common shares.  There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5.  The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney’s fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer.  This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.  By directors’ resolution, the Company has authorized the issuance of up to 10,000,000 shares of common stock with a par value of $0.0001 per share.

The Company’s Articles of Incorporation presently provide the authority to the Company to issue 500,000,000 shares of common stock, with a par value of $0.0001 per share.  Therefore, the Board of Directors’ Resolution which authorizes the issuance of up to 10,000,000 shares of common stock maximum, no minimum, on a Form S-1 registration statement is within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I consent to filing this opinion as an exhibit to the Company’s amended Form S-1 registration statement.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak